SES Holdings Pte Ltd

35 Cabot Road, Woburn, MA 01801

Exhibit 10.11

January 24, 2024

Rohit Makharia

44836 Lightsway Drive

Novi MI 48375

RE: Separation Letter

Dear Rohit:

This letter will confirm the terms of your separation from employment with SES Holdings Pte. Ltd. (the “Company”).

1.Separation of Employment.  Your last date of employment with the Company will be January 26, 2024 (the “Separation Date”).  From and after the Separation Date, you shall have no authority and shall not represent yourself as an employee or agent of the Company and/or its predecessors, successors, past or present subsidiaries, affiliated companies, investors, branches or related entities. You and the Company agree that, for all purposes, including for purposes of the Employment Agreement between you and the Company dated February 15, 2021 (the “Employment Agreement”) and the Share Option Grant from the Company to you with date of grant of March 1, 2021, as amended on March 5, 2021 and April 20. 2021 (as amended, the “Option Agreement”), your termination of employment on the Separation Date shall be treated as a “Termination without Cause” (as defined in the Employment Agreement) by the Company.

2.COBRA; Insurance.  Our records indicate that you are participating in the Company’s insurance coverage plans. Your coverage under United Healthcare, and Delta Dental’s PPO, and EyeMed will terminate effective January 31, 2024.  You may have a legal right, pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA), after your Separation Date and upon timely completion of the appropriate forms, to continue at your own expense, your medical, dental, and vision insurance coverage.  The Company will provide you with timely and proper notice of your COBRA rights and any necessary forms to elect COBRA after the Separation Date. As provided in the Employment Agreement, in consideration for the release of claims included in paragraph 6 hereto (the “Release”), provided that you satisfy all conditions to make the Release effective and that you timely elect to continue health insurance under COBRA, you shall be entitled to reimbursement for the usual Company contribution for health insurance for 12 months following the Separation Date, or if earlier, until you are eligible to be covered under

SES Holdings Pte Ltd

35 Cabot Road, Woburn, MA 01801

another medical insurance plan by a subsequent employer. The Long Term & Short-Term Disability, Life and Accidental Death and Dismemberment insurance coverage provided to you by the Company will terminate on the Separation Date January 26, 2024.

3.Pay and Benefits.   Your final paycheck, processed on January 26, 2024, will represent your salary for the pay period beginning January 15, 2024 through January 26, 2024. You will be paid for all time worked for the Company, as well as all your accrued and unused vacation days, you have a balance of 52.32 hours of vested unused vacation time and will thereby be paid in full all compensation that is due to you in connection with your employment with the Company. If you have overused your vacation whether paid or unpaid, that will be accounted for in the final paycheck.

As provided in the Employment Agreement, in consideration for the Release provided in paragraph 6 to this Separation Letter, and provided you satisfy all conditions to make the Release effective, you shall be entitled to continued payment of your currently effective Base Salary of $505,000 for a period of 12 months following the Separation Date in accordance with the Company’s standard payroll schedule (the “Severance”). Further, if you die after your Termination Date, but before receiving your full Severance, the balance of the payment will be paid to your spouse. If she is not alive at the time, the balance of the payment will be paid to your estate. If the Compensation Committee of the Board of Directors of SES AI Corporation awards you a performance bonus for your performance in fiscal year 2023, it will be paid to you in the same manner as bonuses are paid to employees of the Company generally. Except for the specific payments and other benefits described in this letter, you are not entitled to and shall not receive any additional compensation, consideration or benefits from the Company.

If you participated in the company’s 401K Retirement plan your employee contributions to the 401(k) retirement plan will cease with your final paycheck. You have certain options available to you with regard to your plan contributions including roll-over and cash-out options. To choose the appropriate option for you, please contact ADP 401(k) at 1-877-401-5725, our plan number is 426287.

4.Return of Property; Confidentiality Obligations.

(a)You must immediately return to the Company all Company documents, originals and copies, whether in hard or electronic form, and all Company property, including without limitation keys, computers, computer disks, pagers, phones, and credit cards within two days of the Separation Date.

(b)You remain bound by, and must continue to abide by, the Employee Confidentiality, Assignment of Intellectual Property and Noncompetition Agreement you signed on or about February 15, 2021 which is attached hereto as Exhibit A, in addition to any other

SES Holdings Pte Ltd

35 Cabot Road, Woburn, MA 01801

obligations created by law requiring you to protect the Company’s trade secrets, and confidential and proprietary documents and information.

(c)You agree that all awards granted to you under the Intellectual Property Awards Policy are reasonable and sufficient, and you will not be entitled to any other awards after the termination of your employment.

5.Equity Awards/Stock Options. You acknowledge and agree that as of the date of this Separation Letter, you currently hold 4,112,443 vested stock options under the Option Agreement (the “Currently Vested Stock Options”). Per the terms of the Option Agreement, on the Separation Date, 50% of your remaining unvested options under the Option Agreement shall accelerate and fully vest, representing an additional 1,034,116 vested stock options (the “Accelerating Stock Options” and together with the Currently Vested Stock Options, the “Vested Stock Options”). In general, if you hold vested stock options issued pursuant to an award granted under the SES Holdings Pte. Ltd. 2021 Share Incentive Plan, you have 90 days from the Separation Date to exercise those stock options. However, in consideration for the Release provided in paragraph 6 hereto and provided you satisfy all conditions to make the Release effective, the Company will amend the post-termination exercise period for the Vested Stock Options to allow you to exercise the Vested Stock Options through December 31, 2024.  You may exercise your vested stock options through your E*Trade account, however, please note that you remain subject to the SES AI Corporation Security Trading Policy, including the pre-clearance requirements included therein, for six months following the Separation Date. You acknowledge and agree that any stock options other than the Vested Stock Options will be forfeited, and any vested stock options not exercised by December 31, 2024 will cease to be exercisable and be forfeited. Please refer to your award agreement for the definitive terms applicable to your stock option award upon a termination of employment or service.

You acknowledge and agree that any restricted stock units (“RSUs”) or performance vesting RSUs (“PSUs”) that you have been granted to you by the Company and which have not yet vested under the terms of the applicable award agreement as of the Separation Date will be forfeited. Please refer to your award agreement for the definitive terms applicable to your RSU or PSU award upon a termination of employment or service.

6.General Release.

In consideration of paragraphs 2, 3 and 5 above, and for other good and valuable consideration, the sufficiency of which you hereby acknowledge, you hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its predecessors, successors, past or present subsidiaries, affiliated companies, investors, branches or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past, present, or future insurers, officers, directors, agents, attorneys, employees, stockholders, assigns and employee benefit plans

SES Holdings Pte Ltd

35 Cabot Road, Woburn, MA 01801

(collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with the Company or the termination of that employment relationship. This waiver and release includes, without limitation, claims to wages, including overtime or minimum wages, bonuses, incentive compensation, equity compensation, vacation pay or any other compensation or benefits (other than as set out in paragraphs 2, 3 and 5 above); any claims for failure to provide accurate itemized wage statements, failure to timely pay final pay or failure to provide meal or rest breaks; claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment or employment classification, claims under the Employee Retirement Income Security Act (ERISA); claims for attorneys’ fees or costs; claims for penalties; any and all claims for stock, stock options or other equity securities of the Company (other than as set out in paragraph 5 above); claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; any claims of discrimination, harassment, or retaliation based on sex, age, race, national origin, disability or on any other protected basis, under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Massachusetts Fair Employment Practices Act (Chapter 151B), the Massachusetts Paid Family and Medical Leave Law (Chapter 175M), the Massachusetts Wage Act (Chapter 149, §§148, 150) and the Massachusetts Overtime Law (Chapter 151),  or any other federal, state, or local law prohibiting discrimination, harassment and/or retaliation, and all other federal, state and local laws, ordinances and regulations. THIS MEANS YOU MAY NOT SUE THE COMPANY FOR ANY CURRENT OR PRIOR CLAIMS ARISING OUT OF YOUR EMPLOYMENT WITH OR TERMINATION FROM THE COMPANY.

You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law. Nothing in this Agreement precludes you from participating in any investigation or proceeding before any government agency or body. However, while you may file a charge and participate in any such proceeding, by signing this Agreement, you waive any right to bring a lawsuit against the Released Parties and waive any right to any individual monetary recovery in any such proceeding or lawsuit. Nothing in this Agreement is intended to impede your ability to report possible securities law violations to the government, or to receive a monetary award from a government administered whistleblower-award program. You do not need the prior authorization of the Company to make any such reports or disclosures or to participate or cooperate in any governmental investigation, action or proceeding, and you are not required to notify the Company that you have made such reports and disclosures or have participated or cooperated in any governmental investigation, action or proceeding. Nothing in this Agreement waives your right to testify or prohibits you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or an applicable state legislature.

SES Holdings Pte Ltd

35 Cabot Road, Woburn, MA 01801

This waiver and release covers only those claims that arose prior to your execution of this Agreement. The waiver and release contained in this Agreement does not apply to (i) your indemnification rights under the Indemnity Agreement entered into by and between you and the Company dated as of February 3, 2022 (the “Indemnification Agreement”) and the Company’s internal governing documents, or (ii) any claim which, as a matter of law, cannot be released by private agreement. If any provision of the waiver and release contained in this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and a court shall enforce all remaining provisions to the full extent permitted by law.

7. Mutual Non-Disparagement.

Except to the extent permitted under paragraph 6 above, you agree to refrain from any disparaging statements about the Company or any of the other Released Parties, including, without limitation, the business, technology, products, intellectual property, financial standing, future prospects, or employment/compensation/benefit practices of the Company or any of the other Released Parties; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a governmental investigation. The Company agrees not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation; provided that the Company may respond accurately and fully to any question, inquiry or request for information from the Company’s accountants, legal advisors and Board of Directors, or when required by legal process, in connection with any of its communications with any federal, state or local governmental agency or commission or other regulatory bodies and/or when required to conduct its business and the Company may provide such disclosures as are required by the U.S. Securities and Exchange Commission or other regulatory bodies, applicable listing rules or other applicable laws or regulations. The Company’s obligations under this paragraph are limited to Company representatives with knowledge of this provision. In addition, nothing in this provision or this Agreement prohibits or restrains you from making disclosures protected under the whistleblower provisions of federal or state law or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable.

To accept this Agreement, please sign and date this Agreement and return it to me. You have until 5:00 p.m. ET on the date that twenty-one (21) days following your receipt of this Agreement (such date, the “Deadline”) to review and consider this Agreement and to provide me with an executed copy thereof. Please indicate your agreement with the above terms by signing below.

Thank you, Rohit, we truly appreciate your dedicated service to the Company and wish you well in your future endeavors.

SES Holdings Pte Ltd

35 Cabot Road, Woburn, MA 01801

Very truly yours,

Agreed and accepted by _/s/ Rohit Makharia_______________ Name: Rohit Makharia	SES Holdings Pte. Ltd. /s/ Qichao Hu______________________ Qichao Hu CEO